Exhibit 99.1

FOR IMMEDIATE RELEASE

August 8, 2025

James Berg

Chief Financial Officer

jim.berg@trackgrp.com

Track Group Reports 3rd Quarter Fiscal 2025 Financial Results

NAPERVILLE, ILLINOIS – Track Group, Inc. (OTCQB: TRCK), a global leader in offender tracking and monitoring services, today announced financial results for its fiscal quarter ended June 30, 2025 (“Q3 FY25”). In Q3 FY25, the Company posted (i) total revenue of $9.1 Million (“M”), a decrease of approximately 1% over total revenue of $9.2M for the quarter ended June 30, 2024 (“Q3 FY24”); (ii) Q3 FY25 gross profit of $4.6M representing an increase of approximately 8% over Q3 FY24 of $4.3M; (iii) Q3 FY25 operating income of $0.8M compared to Q3 FY24 operating loss of ($0.5M); and (iv) net income attributable to shareholders of $1.4M in Q3 FY25 compared to net loss of ($0.9M) in Q3 FY24.

FINANCIAL HIGHLIGHTS

●

Total Q3 FY25 revenue of $9.1M was down 1% compared to Q3 FY24 revenue of $9.2M. Revenue for the nine months ended June 30, 2025 (“9M FY25’) of $26.1M was down approximately 4% compared to revenue of $27.1M for the nine months ended June 30, 2024 (“9M FY24”). The decrease in monitoring revenues is driven principally by a decrease in people assigned to monitoring for clients in Virginia and Washington D.C., and due to our recently sold Chilean subsidiary. This decrease was partially offset by revenue increases for clients in Illinois and the Bahamas who experienced increases in the number of people assigned to monitoring.

●

Gross Profit of $4.6M rose by 8% ($0.3M) in Q3 FY25 compared to Q3 FY24. Gross profit for 9M FY25 was $13.1M compared to gross profit of $12.4M for 9M FY24. This improvement stems from factors including reduced monitoring center costs and device repair costs, partly offset by a decrease in revenue.

●

Operating income in Q3 FY25 of $0.8M was up approximately 244% compared to an operating loss of ($0.5M) in Q3 FY24. Operating income for 9M FY25 of $0.9M was up approximately 156% compared to operating loss of ($1.7M) for 9M FY24. This rise in operating income is primarily due to a decrease in cost of revenue and a decrease in operating expense, partially offset by a decrease in revenue. Operating expenses were down $0.9M in Q3 FY25 compared to Q3 FY24, primarily due to a decrease in general and administrative payroll, benefits, and payroll taxes of $0.4M due to the sale of our Chilean subsidiary on November 1, 2024 and a settlement expense related to a contract dispute of $0.5M in Q3 FY24.

●

Adjusted EBITDA for Q3 FY25 was $1.8M compared to $1.6M for Q3 FY24. Adjusted EBITDA for 9M FY25 was $4.4M compared to Adjusted EBITDA for 9M FY24 of $3.4M primarily due to an increase in operating income in 9M FY25 compared to 9M FY24. Adjusted EBITDA in 9M FY25 as a percentage of revenue increased to 16.7%, compared to 12.6% for 9M FY24.

●

Cash balance of $4.9M at June 30, 2025 increased 37% compared to $3.6M at September 30, 2024.  The increase in cash position was due to an increase in operating income, a decrease in payments to vendors and proceeds from the sale of our Chilean subsidiary, partially offset by a decrease in collections from customers.

●

Net income attributable to shareholders in Q3 FY25 was $1.4M compared to a net loss of ($0.9M) in Q3 FY24, an increase of $2.3M. Net loss attributable to shareholders in 9M FY25 was ($1.1M), compared to ($2.8M) for 9M FY24, a change principally attributable to an increase in operating income, partially offset by increases in interest expense and income tax expense.

"In the quarter ended June 30, 2025, we continued to realize the benefits of our long-term strategy, delivering strong financial performance driven by focused execution,” said Derek Cassell, Track Group’s CEO. “Gross profit increased 8% year-over-year ($4.6M vs $4.3M in Q3 FY24), underscoring the strength of our high-value/high-margin portfolio and commitment to operational excellence. Adjusted EBITDA reached $1.8M in Q3 FY25, up 14% from $1.6M in Q3 FY24, reflecting sustained momentum in cost control and strategic focus.”

Business Outlook

Track Group enters the second half of FY25 with momentum fueled by the execution of key strategic initiatives launched over the past year. These maneuvers—including targeted reinvestments in our technology platforms, streamlined operational processes, and enhanced customer programs—are now translating into measurable improvements in EBITDA, gross profit, and operating income. The financial results reported in Q2 FY25 validate our direction and underscore the effectiveness of our long-term growth strategy. With this foundation in place, we are positioned for continued, sustainable growth throughout FY25. Our outlook for FY25 is as follows:

	Actual				Outlook
	FY 2023		FY 2024		FY 2025
Revenue (in millions):	$34.5	M	$36.9	M	$34.5	-	35.5M

Adjusted EBITDA Margin:	11.1%		14.6%		14.0	-	18.0%

About Track Group, Inc.

Track Group designs, manufactures, and markets location tracking devices; as well as develops and sells a variety of related software, services, and accessories, networking solutions, and monitoring applications. The Company's products and services are designed to empower professionals in security, law enforcement, corrections, and rehabilitation organizations worldwide with single-sourced offender management solutions that integrate reliable intervention technologies to support re-socialization and monitoring initiatives.

The Company currently trades under the ticker symbol "TRCK" on the OTCQB exchange. For more information, visit www.trackgrp.com.

Forward-Looking Statements

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "believe," "estimate," "expect," "forecast," "intend," "may," "plan," "project," "predict," "if", "should" and "will" and similar expressions as they relate to Track Group, Inc., and subsidiaries ("Track Group") are intended to identify such forward-looking statements. These statements are only predictions and reflect Track Group's current beliefs and expectations with respect to future events and are based on assumptions and subject to risks and uncertainties and subject to change at any time. Track Group may from time-to-time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see "Risk Factors" in Track Group's annual report on Form 10-K, its quarterly report on Form 10-Q, and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. New risks emerge from time to time. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Non-GAAP Financial Measures

This release includes financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission including non-GAAP EBITDA. These measures may be different from non- GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. Reconciliations of these non-GAAP financial measures are based on the financial figures for the respective period.

Non-GAAP Adjusted EBITDA excludes items included but not limited to interest, taxes, depreciation, amortization, impairment charges, gains and losses, currency effects, one-time charges or benefits that are not indicative of operations, charges to consolidate, integrate or consider recently acquired businesses, costs of closing facilities, stock based or other non-cash compensation or other stated cash and non-cash charges (the “Adjustments”).

The Company believes the non-GAAP measures provide useful information to both management and investors when factoring in the Adjustments. Specific disclosure regarding the Company’s financial results, including management’s analysis of results from operations and financial condition, are contained in the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2023, and other reports filed with the Securities and Exchange Commission. Investors are encouraged to carefully read and consider such disclosure and analysis contained in the Company’s Form 10-K and other reports, including the risk factors contained in such Form 10-K.

TRACK GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	September 30,
	2025	2024
Assets
Current assets:
Cash	$4,910,729	$3,574,215
Accounts receivable, net of allowance for credit losses of $457,511 and $432,904, respectively	5,482,734	4,428,535
Prepaid expense and deposits	323,052	638,293
Inventory, net of reserves of $87,361 and $82,848, respectively	1,205,453	582,481
Assets held for sale	-	969,481
Total current assets	11,921,968	10,193,005
Property and equipment, net of accumulated depreciation of $308,848 and $430,003, respectively	472,992	317,206
Monitoring equipment, net of accumulated depreciation of $5,657,255 and $5,982,972, respectively	4,423,522	4,598,864
Intangible assets, net of accumulated amortization of $21,190,908 and $19,699,966, respectively	13,779,426	13,959,571
Goodwill	8,249,193	7,941,190
Other assets, net	1,111,664	660,170
Total assets	$39,958,765	$37,670,006

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$3,964,399	$3,082,467
Accrued liabilities	3,865,704	2,639,318
Liabilities held for sale	-	732,028
Total current liabilities	7,830,103	6,453,813
Long-term debt, net of current portion	42,700,507	42,639,197
Long-term liabilities	580,858	186,407
Total liabilities	51,111,468	49,279,417

Stockholders’ equity (deficit):
Common stock, $0.0001 par value: 30,000,000 shares authorized; 11,863,758 and 11,863,758 shares outstanding, respectively	1,186	1,186
Preferred stock, $0.0001 par value: 20,000,000 shares authorized; 0 shares outstanding	-	-
Series A Convertible Preferred stock, $0.0001 par value: 1,200,000 shares authorized; 0 shares outstanding	-	-
Paid in capital	302,600,546	302,600,546
Accumulated deficit	(314,357,014)	(312,691,811)
Accumulated other comprehensive income (loss)	602,579	(1,519,332)
Total stockholders’ equity (deficit)	(11,152,703)	(11,609,411)
Total liabilities and stockholders’ equity (deficit)	$39,958,765	$37,670,006

TRACK GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS)

(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,	June 30,	June 30,	June 30,
	2025	2024	2025	2024
Revenue:
Monitoring and other related services	$8,071,416	$9,064,447	$24,380,699	$26,497,582
Product sales and other	1,020,026	120,583	1,731,392	645,640
Total revenue	9,091,442	9,185,030	26,112,091	27,143,222

Cost of revenue:
Monitoring, products and other related services	3,765,700	4,182,692	10,789,484	12,387,179
Depreciation & amortization included in cost of revenue	734,301	732,749	2,192,857	2,316,100
Total cost of revenue	4,500,001	4,915,441	12,982,341	14,703,279

Gross profit	4,591,441	4,269,589	13,129,750	12,439,943

Operating expense:
General & administrative	2,078,417	3,091,210	6,636,680	9,022,963
Selling & marketing	858,789	761,890	2,724,721	2,278,861
Research & development	675,861	700,168	2,095,901	2,083,813
Depreciation & amortization	227,568	234,813	682,506	711,097
Loss on sale of subsidiary	-	-	66,483	-
Total operating expense	3,840,635	4,788,081	12,206,291	14,096,734

Operating income (loss)	750,806	(518,492)	923,459	(1,656,791)

Other income (expense):
Interest expense, net	(568,536)	(439,515)	(1,703,339)	(1,306,307)
Currency exchange rate gain (loss)	1,253,726	(179,041)	(210,708)	(160,028)
Other income (expense), net	-	-	-	(3,443)
Total other income (expense)	685,190	(618,556)	(1,914,047)	(1,469,778)
Income (loss) before income taxes	1,435,996	(1,137,048)	(990,588)	(3,126,569)
Income tax expense (benefit)	1,716	(266,969)	103,097	(353,876)
Net income (loss) attributable to common shareholders	1,434,280	(870,079)	(1,093,685)	(2,772,693)
Release of cumulative translation adjustment for sale of subsidiary	-	-	1,390,913	-
Equity adjustment for sale of subsidiary	-	-	571,518	-
Foreign currency translation adjustments	(526,580)	145,101	159,480	1,645
Comprehensive income (loss)	$907,700	$(724,978)	$1,028,226	$(2,771,048)

Net income (loss) per share – basic:
Net income (loss) per share	$0.12	$(0.07)	$(0.09)	$(0.23)
Weighted average shares outstanding	11,863,758	11,863,758	11,863,758	11,863,758

Net income (loss) per share – diluted:
Net income (loss) per share	$0.12	$(0.07)	$(0.09)	$(0.23)
Weighted average shares outstanding	11,863,758	11,863,758	11,863,758	11,863,758

TRACK GROUP, INC. AND SUBSIDIARIES

NON-GAAP ADJUSTED EBITDA JUNE 30 (Unaudited)

(amounts in thousands, except share and per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2025	2024	2025	2024
Non-GAAP Adjusted EBITDA
Net Income (loss) attributable to common shareholders	$1,434	$(870))	$(1,094)	$(2,773)
Interest expense, net	569	440	1,703	1,310
Depreciation and amortization	962	968	2,875	3,027
Income taxes (1)	2	(267)	103	(354)
Board compensation and stock-based compensation	75	75	225	178
Foreign exchange (gain)/loss	(1,254)	179	211	160
Loss on sale of subsidiary	-	-	66	-
Other charges, net (2)	-	1,051	267	1,877
Non-GAAP Adjusted EBITDA	$1,788	$1,576	$4,356	$3,425
Non-GAAP Adjusted EBITDA, percent of revenue	19.7%	17.1%	16.7%	12.6%
Weighted average common shares outstanding - basic	11,863,758	11,863,758	11,863,758	11,863,758
Non-GAAP earnings per share	$0.15	$0.13	$0.37	$0.29
Weighted average common shares outstanding - diluted	11,863,758	11,863,758	11,863,758	11,863,758
Non-GAAP earnings per share	$0.15	$0.13	$0.37	$0.29

(1)

Currently, the Company has significant U.S. tax loss carryforwards that may be used to offset future taxable income, subject to IRS limitations. However, the Company is still subject to certain state, commonwealth, and other foreign based taxes.

(2)	Other charges include expenses related to the board of directors, severance, a settlement related to a contract dispute, and other Chile monitoring center costs for our recently sold subsidiary.